GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY ANNOUNCES OFFICER CHANGES

Mourns Passing of Timothy P. Breen, President and CEO of Motion Industries

Atlanta, Georgia, August 20, 2018 - Genuine Parts Company (NYSE: GPC) announced today several officer changes. The Board of Directors has elected Gregory N. Miller to the position of Executive Vice President and Chief Information Officer. In his new role as Executive Vice President, Mr. Miller will partner with the Company’s digital team to further expand its omni-channel capabilities and maximize the Company’s digital footprint. Mr. Miller most recently served as Senior Vice President and Chief Information Officer and, previously, he was Chief Financial Officer for the Company’s U.S. Automotive Parts Group from 2011 to February 2016. Before joining GPC in 2011, Mr. Miller had more than 25 years of global experience in financial and operational leadership with several large public companies.

Paul Donahue, President and Chief Executive Officer of Genuine Parts Company, stated, “Greg has successfully served as our Chief Information Officer for over two years now and has been an invaluable leader to our corporate-wide IT initiatives. In his eight years with the Company, Greg has distinguished himself as an excellent manager and executive with broad technological, financial and business knowledge. He is well deserving of his expanded leadership responsibilities and we look forward to his many future contributions.”

The Company’s Board also approved two officer changes for the U.S. Automotive Parts Group. After more than 40 years at GPC, including the last two years as President and Chief Operating Officer of the U.S. Automotive Parts Group, Lee A. Maher will transition into a new role as Executive Vice President of the U.S. Automotive Parts Group. Mr. Maher will be directly responsible for the majority of the divisional operations for this group, allowing him to lead our field initiatives. In addition, Gary T. Dunwell was named Executive Vice President, Merchandising, for the U.S. Automotive Parts Group. In this role, Mr. Dunwell will have responsibility for pricing, product, retail and marketing, which are all areas he successfully managed as an executive for our Australasian automotive business.

Mr. Donahue continued, “Given Lee’s keen knowledge of the automotive aftermarket and deep passion for building strong customer relationships, we look forward to Lee’s contribution in driving our key field initiatives. Likewise, we are excited to have Gary join us on the U.S. automotive team and believe his international background will have a positive impact on our merchandising and marketing efforts. Lee and Gary bring invaluable experience and expertise to their new roles and join Kevin Herron, also an Executive Vice President of the U.S. Automotive Parts Group, to form a very capable leadership team as we move forward.”

The Company also mourns the sudden loss of Timothy P. Breen, President and Chief Executive Officer of Motion Industries, its Industrial Parts Group. Mr. Donahue said, “We are deeply saddened by the loss of our good friend and colleague Tim Breen. On behalf of our Board of Directors, management team and employees, we extend our deepest sympathies to Tim’s family. Tim was a passionate leader, and he will be truly missed.”

Motion Industries will be led by Randall P. “Randy” Breaux and Kevin P. Storer, both current Executive Vice Presidents of the business.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical and electronic materials in the U.S., Canada and Mexico through its Industrial Parts Group. S.P. Richards, the Company’s Business Products Group, distributes a variety of business products in the U.S. and in Canada. Genuine Parts Company had 2017 revenues of $16.3 billion.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628